Exhibit 10.1

CONSULTANCY AGREEMENT

This Consultancy Agreement (the “Agreement”) is made on September 1, 2025

BETWEEN

ScanTech AI Systems, Inc.
(a corporation incorporated under the laws of the State of Delaware, United States of America, and listed on the NASDAQ Capital Market)
(“Client” or “STAI”)

AND

FSR Group Pte. Ltd.
(Company Registration No. 202435080C, incorporated in Singapore, having its registered office at 10 ANSON ROAD, #13-09, INTERNATIONAL PLAZA, Singapore 079903)
(“Consultant” or “FSR Capital”)

WHEREAS:

(A) The Client wishes to engage the Consultant to provide certain consultancy services in relation to capital markets, Nasdaq compliance, and SEC reporting matters;

(B) The Consultant agrees to provide such services to the Client on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

TABLE OF CONTENTS

1.	Definitions and Interpretation

2.	Appointment and Scope of Services

3.	Term

4.	Fees and Payment

5.	Clawback Provisions

6.	Expenses

7.	Confidentiality

8.	Compliance with Laws

9.	Independence and No Fiduciary Duty

10.	Representations and Warranties

11.	Termination

12.	Indemnification

13.	Limitation of Liability

14.	Governing Law and Jurisdiction

15.	Notices

16.	Miscellaneous

Schedules

•	Schedule 1: Scope of Services (Summary)

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1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

•	“Agreement” means this Consultancy Agreement, including its recitals, schedules, and any amendments made in accordance with its terms.
•	“Board” means the board of directors of the Client, as constituted from time to time.
•	“Business Day” means a day (other than a Saturday, Sunday, or public holiday) on which banks are open for general business in Singapore and New York, USA.
•	“Cause” means, in respect of the Client’s right to terminate this Agreement, a material breach by the Consultant of this Agreement, fraud, wilful misconduct, or gross negligence by the Consultant.
•	“Clawback” means the refund by the Consultant of a portion of the Fees in accordance with Clause 5.
•	“Client” or “STAI” means ScanTech AI Systems, Inc., a company incorporated in the State of Delaware, United States of America and listed on the NASDAQ Capital Market.
•	“Consultant” or “FSR Capital” means FSR Group Pte. Ltd., a company incorporated in Singapore with UEN 202435080C.
•	“Effective Date” means the date of execution of this Agreement by both Parties.
•	“Fees” means the advisory fee payable by the Client to the Consultant in accordance with Clause 4.
•	“Nasdaq” means The Nasdaq Stock Market LLC, including the Nasdaq Capital Market, Global Market, or Global Select Market, as applicable.
•	“Parties” means the Client and the Consultant collectively, and “Party” shall mean either of them.
•	“SEC” means the United States Securities and Exchange Commission.
•	“Services” means the consultancy and advisory services to be provided by the Consultant under this Agreement, as more particularly described in Schedule 1.

1.2 Interpretation

Unless the context otherwise requires:
(a) words denoting the singular shall include the plural and vice versa;
(b) words importing any gender shall include all genders;
(c) references to Clauses and Schedules are to clauses of and schedules to this Agreement;
(d) headings are inserted for convenience only and shall not affect the construction of this Agreement;
(e) references to “law” include common law, statutes, regulations, rules (including Nasdaq and SEC rules), and any orders or directives of any governmental or regulatory authority, each as amended from time to time;
(f) references to “include” or “including” are deemed to be without limitation;
(g) if there is any conflict between the main body of this Agreement and any Schedule, the terms of the main body shall prevail.

2. APPOINTMENT AND SCOPE OF SERVICES

2.1 Appointment
The Client hereby appoints the Consultant, and the Consultant accepts such appointment, to act as a strategic consultant to the Client on the terms and conditions set out in this Agreement.

2.2 Nature of Services
The Services to be provided by the Consultant are advisory and consultancy in nature, and are intended to support the Client’s management and Board in the areas of capital markets strategy, Nasdaq compliance, and SEC reporting and communications.

2.3 Scope of Services
Without limitation to the generality of Clause 2.2, the Services may include:
(a) providing advice on capital markets matters, including investment planning, investor identification, structuring, and negotiation support;
(b) providing guidance on Nasdaq communications and compliance planning, including responses to deficiency notices and related governance matters;
(c) providing input on SEC reporting and public communications, including commentary on draft disclosures and investor relations positioning; and
(d) such other consultancy support as the Client may reasonably request from time to time and the Consultant may agree to provide.

2.4 No Warranty of Outcome
The Consultant shall perform the Services in good faith and with due care, skill, and diligence, but the Consultant makes no representation, warranty, or guarantee that any particular outcome, financing, transaction, or regulatory result will be achieved as a result of the Services.

2.5 Non-Exclusivity
The Client acknowledges and agrees that the Consultant may provide consultancy or advisory services to other clients, provided that such services do not create a conflict of interest with the Consultant’s obligations to the Client under this Agreement.

3. TERM

3.1 Commencement
This Agreement shall commence on the Effective Date and shall continue for an initial term of six (6) months (the “Initial Term”), unless terminated earlier in accordance with Clause 11 (Termination).

3.2 Renewal
Upon expiry of the Initial Term, the Parties may agree in writing to renew this Agreement for such further term and upon such fees and terms as may be mutually agreed by the Parties and approved by the Client’s Board.

3.3 Termination for Cause
The Client shall be entitled to terminate this Agreement immediately by written notice to the Consultant if termination is made for Cause. In such case, the provisions of Clause 5 (Clawback) shall apply.

3.4 Termination Without Cause
Either Party may terminate this Agreement without cause by giving thirty (30) days’ prior written notice to the other Party. In the case of termination by the Client without Cause, the Consultant shall retain all Fees paid and no clawback shall apply.

3.5 Effect of Termination
Upon termination of this Agreement for any reason:
(a) the Consultant shall promptly cease providing the Services;
(b) the Client shall pay any outstanding amounts due and payable to the Consultant in accordance with this Agreement;
(c) the Clawback provisions under Clause 5 shall apply only where termination is by the Client for Cause under Clause 3.3.

4. FEES AND PAYMENT

4.1 Advisory Fee
In consideration of the Services to be provided by the Consultant under this Agreement, the Client shall pay to the Consultant an advisory fee equal to two and one-half percent (2.5%) of the Client’s current outstanding share capital as at the Effective Date (the “Advisory Fee”). For reference, as of the Effective Date, the Client’s outstanding share capital is approximately 48,260,000 shares, such that the Advisory Fee is equivalent to approximately 1,206,500 shares.

4.2 Form of Payment
The Advisory Fee shall be payable, at the election of the Client and subject to approval by the Client’s Board, either:
(a) in cash, by wire transfer of immediately available funds to the account designated by the Consultant; or
(b) in the form of fully-paid and non-assessable shares of common stock of the Client, duly issued and registered in the name of the Consultant or its nominee, in compliance with applicable United States securities laws and Nasdaq rules.

4.3 Timing of Payment
The Advisory Fee shall be payable in full upon execution of this Agreement.

4.4 Non-Refundability
Except as expressly provided in Clause 5 (Clawback) and Clause 11.2(b), the Advisory Fee shall be non-refundable.

4.5 Taxes
All payments to the Consultant under this Agreement are exclusive of any applicable taxes, duties, or levies, which shall be the responsibility of the Consultant, provided that the Client may withhold any taxes required by applicable law.

5. CLAWBACK PROVISIONS

5.1 Application of Clawback
The provisions of this Clause 5 shall apply only where this Agreement is terminated by the Client for Cause pursuant to Clause 3.3.

5.2 Refund Obligation
If the Client terminates this Agreement for Cause, the Client shall be due a refund from the Consultant (the “Refund”). If terminated for Cause by the Client within the first two (2) months from the Effective Date, the Consultant shall refund to the Client an amount equal to sixty-six percent (66%) of the Advisory Fee. If terminated for Cause by the Client after the first two (2) months, the Consultant shall Refund the Client a pro-rata amount of the Advisory Fee based upon the number of days remaining in the Term (i.e. the Refund will equal the Advisory Fee times the days remaining on the Term divided by 180 days) For the avoidance of doubt, if the Agreement is terminated for Cause 120 days after the Effective Date, the Refund shall be thirty-three and one third percent (33.33%) of the Advisory Fee.

5.3 Timing of Refund
Any Refund payable under Clause 5.2 shall be paid by the Consultant to the Client within thirty (30) days of the effective date of termination, by wire transfer of immediately available funds (if the Advisory Fee was paid in cash) or, where the Advisory Fee was paid in equity, by cancellation or return of the relevant number of shares, subject to applicable laws and regulations.

5.4 No Clawback for Other Terminations
No Refund or clawback of the Advisory Fee shall be due:
(a) where termination occurs without Cause under Clause 3.4.

5.5 Exclusive Remedy
The Refund set forth in this Clause 5 shall be the Client’s sole and exclusive financial remedy in respect of termination for Cause, without prejudice to any other rights or remedies the Client may have at law or in equity for breach of this Agreement.

6. EXPENSES

6.1 Reimbursement of Expenses
The Client shall reimburse the Consultant for all reasonable and properly documented out-of-pocket expenses incurred by the Consultant in connection with the performance of the Services, provided that:
(a) such expenses have been pre-approved in writing by the Client; and
(b) the Consultant provides appropriate receipts or other evidence of expenditure acceptable to the Client.

6.2 Exclusions
For the avoidance of doubt, the Advisory Fee shall be deemed to cover the Consultant’s own internal costs, including salaries, overheads, and administrative expenses, and no such costs shall be reimbursable by the Client.

6.3 Currency and Payment
All reimbursements of expenses shall be made in United States Dollars (USD) or such other currency as the Parties may agree in writing, by wire transfer of immediately available funds, within thirty (30) days of receipt by the Client of the relevant invoice and supporting documentation.

7. CONFIDENTIALITY

7.1 Confidential Information
For the purposes of this Agreement, “Confidential Information” means any and all information (whether written, oral, electronic or in any other form) disclosed by the Client to the Consultant, or otherwise obtained by the Consultant in connection with this Agreement, including but not limited to business, technical, financial, regulatory, and strategic information, and any non-public information relating to the Client, its affiliates, shareholders, customers, or counterparties.

7.2 Obligations of Confidentiality
The Consultant undertakes that it shall:
(a) keep all Confidential Information strictly confidential;
(b) not disclose any Confidential Information to any third party without the prior written consent of the Client, except as permitted under Clause 7.3; and
(c) use Confidential Information solely for the purpose of performing the Services under this Agreement.

7.3 Permitted Disclosures
The Consultant may disclose Confidential Information:
(a) to its directors, officers, employees, or professional advisers who have a strict need to know such information for the purpose of performing the Services, provided that such persons are bound by confidentiality obligations no less stringent than those contained herein;
(b) where such disclosure is required by law, regulation, order of a court, Nasdaq, the SEC, the Monetary Authority of Singapore, or any other competent regulatory authority, provided that the Consultant gives the Client prompt written notice (to the extent permitted by law) of such requirement; or
(c) where such information is or becomes publicly available other than as a result of breach of this Agreement by the Consultant.

7.4 Return or Destruction
Upon termination of this Agreement for any reason, the Consultant shall promptly, at the Client’s election, return or securely destroy all Confidential Information in its possession, custody, or control, save that the Consultant may retain one copy solely for compliance or archival purposes.

7.5 Survival
The obligations of confidentiality under this Clause 7 shall survive the termination or expiry of this Agreement for a period of three (3) years, or such longer period as may be required by applicable law or regulation.

8. COMPLIANCE WITH LAWS

8.1 General Obligation
Each Party shall, in the performance of its obligations under this Agreement, comply in all material respects with all applicable laws, rules, and regulations of any governmental, regulatory, or supervisory authority having jurisdiction over it, including, without limitation, those of Singapore and the United States of America.

8.2 Nasdaq and SEC Compliance
The Consultant acknowledges that the Client is a public company listed on the Nasdaq Capital Market and is subject to the rules and requirements of Nasdaq and the United States Securities and Exchange Commission (the “SEC”). The Consultant shall, in performing the Services:
(a) act in a manner consistent with the Client’s obligations under such rules and requirements; and
(b) not take any action, or omit to take any action, that would knowingly cause the Client to be in breach of its obligations under Nasdaq or SEC rules.

8.3 No Broker-Dealer Activities
The Consultant acknowledges and agrees that it is not registered as a broker-dealer, investment adviser, or underwriter under U.S. securities laws, and shall not perform any activities that would require such registration in connection with the Services. The Consultant’s role under this Agreement is limited strictly to providing consultancy and advisory services of a strategic and non-transactional nature.

8.4 Anti-Corruption and Sanctions
Each Party represents, warrants, and undertakes that in connection with this Agreement it shall:
(a) comply with all applicable anti-bribery, anti-corruption, and anti-money laundering laws, including but not limited to the U.S. Foreign Corrupt Practices Act and the Singapore Prevention of Corruption Act; and
(b) not engage in any activity, or cause the other Party to engage in any activity, that would result in a violation of applicable economic sanctions laws or regulations.

8.5 Duty to Notify
The Consultant shall promptly notify the Client in writing if it becomes aware of any event or circumstance that would reasonably be expected to constitute a breach of this Clause 8.

9. INDEPENDENCE AND NO FIDUCIARY DUTY

9.1 Independent Contractor
The Consultant shall act solely as an independent contractor in the performance of the Services. Nothing in this Agreement shall be deemed to create, or shall be construed as creating, any partnership, joint venture, agency, employment, or fiduciary relationship between the Parties.

9.2 No Authority to Bind
The Consultant shall have no authority to, and shall not, bind or commit the Client in any manner whatsoever, or represent to any third party that it has authority to do so, unless expressly authorised in writing by the Client.

9.3 No Fiduciary Duty
The Consultant acknowledges and agrees that its engagement hereunder is as a strategic advisor only, and that it does not owe, and shall not be deemed to owe, any fiduciary or trustee duties to the Client, its shareholders, or any other person in connection with this Agreement or the Services.

9.4 Other Clients
The Consultant may provide services to other clients, provided that such services do not give rise to a conflict of interest with the Consultant’s obligations to the Client under this Agreement. Where any potential conflict of interest arises, the Consultant shall promptly notify the Client and the Parties shall discuss in good faith how such conflict may be managed or resolved.

10. REPRESENTATIONS AND WARRANTIES

10.1 By the Consultant
The Consultant represents and warrants to the Client that:
(a) it is duly incorporated, validly existing, and in good standing under the laws of Singapore;
(b) it has the full power, authority, and capacity to enter into and perform this Agreement;
(c) the execution and performance of this Agreement has been duly authorised by all necessary corporate action;
(d) this Agreement constitutes valid and binding obligations enforceable against it in accordance with its terms;
(e) it shall perform the Services with due care, skill, and diligence in accordance with generally accepted consultancy practices;
(f) it is not, and is not required to be, registered as a broker-dealer, investment adviser, or underwriter under the U.S. Securities Exchange Act of 1934, as amended, or any other applicable securities laws;
(g) it is not subject to any legal, regulatory, or contractual restriction that would materially impair its ability to perform its obligations under this Agreement; and
(h) in connection with this Agreement, it shall comply with all applicable laws and regulations, including those relating to anti-bribery, anti-corruption, money laundering, and sanctions.

10.2 By the Client
The Client represents and warrants to the Consultant that:
(a) it is duly incorporated, validly existing, and in good standing under the laws of Delaware, United States of America, and is listed on the Nasdaq Stock Exchange;
(b) it has the full power, authority, and capacity to enter into and perform this Agreement;
(c) the execution and performance of this Agreement has been duly authorised by all necessary corporate action, including approval of the Client’s Board where required;
(d) this Agreement constitutes valid and binding obligations enforceable against it in accordance with its terms;
(e) it will provide the Consultant with reasonable access to information, personnel, and resources necessary for the Consultant to perform the Services; and
(f) it will comply in all material respects with all applicable laws and regulations in connection with this Agreement, including Nasdaq and SEC requirements.

10.3 Mutual Warranties
Each Party represents and warrants to the other that the execution, delivery, and performance of this Agreement will not:
(a) violate or conflict with any provision of its constitutional documents;
(b) result in a breach of any contract or agreement to which it is a party; or
(c) violate any applicable law or regulation.

11. TERMINATION

11.1 Termination for Cause by the Client
The Client may terminate this Agreement immediately upon written notice to the Consultant if:
(a) the Consultant commits a material breach of this Agreement which, if capable of remedy, is not remedied within fourteen (14) days after written notice of such breach;
(b) the Consultant engages in fraud, wilful misconduct, or gross negligence in the performance of the Services;
(c) the Consultant becomes insolvent, enters into liquidation, administration, judicial management, or any analogous process under applicable law; or
(d) the Consultant or any of its directors or officers becomes the subject of any regulatory sanction, criminal conviction, or investigation which materially impairs its ability to perform the Services.

11.2 Termination Without Cause
(a) The Client may terminate this Agreement without cause by giving not less than thirty (30) days’ prior written notice to the Consultant. In such case, the Consultant shall retain all Fees paid and no clawback shall apply.
(b) The Consultant may terminate this Agreement without cause by giving not less than thirty (30) days’ prior written notice to the Client. If the Consultant provides such notice of termination within the first three (3) months from the Effective Date, the Consultant shall refund to the Client fifty percent (50%) of the Advisory Fee. If such notice is provided after the expiry of three (3) months from the Effective Date, the Consultant shall Refund the Client a pro-rata amount of the Advisory Fee based upon the number of days remaining in the Term (i.e. the Refund will equal the Advisory Fee times the days remaining on the Term divided by 180 days) For the avoidance of doubt, if the Consultant terminates the Agreement without cause 120 days after the Effective Date, the Refund shall be thirty-three and one third percent (33.33%) of the Advisory Fee..

11.3 Termination by the Consultant for Cause
The Consultant may terminate this Agreement immediately upon written notice to the Client if:
(a) the Client fails to pay any undisputed amount due under this Agreement within thirty (30) days of the due date and such failure is not remedied within fourteen (14) days after written notice of non-payment; or
(b) the Client becomes insolvent, enters into liquidation, administration, receivership, or any analogous process under applicable law.

11.4 Effect of Termination
Upon termination of this Agreement for any reason:
(a) the Consultant shall immediately cease providing the Services;
(b) the Client shall pay to the Consultant all amounts due and payable under this Agreement up to the date of termination, including properly incurred expenses;
(c) Clause 5 (Clawback) shall apply in the event of termination by the Client for Cause; and
(d) in the case of termination by the Consultant without cause under Clause 11.2(b), the Consultant shall refund to the Client the portion of the Advisory Fee, if any, as provided therein.

11.5 Survival
The provisions of Clauses 5 (Clawback), 6 (Expenses), 7 (Confidentiality), 8 (Compliance with Laws), 9 (Independence and No Fiduciary Duty), 12 (Indemnification), 13 (Limitation of Liability), 14 (Governing Law and Jurisdiction), and 15 (Notices) shall survive termination or expiry of this Agreement.

12. INDEMNIFICATION

12.1 Indemnification by the Consultant
The Consultant shall indemnify, defend, and hold harmless the Client, its directors, officers, employees, and agents (each a “Client Indemnified Party”) from and against any and all claims, liabilities, damages, losses, costs, and expenses (including reasonable legal fees) arising out of or in connection with:
(a) any fraud, wilful misconduct, or gross negligence by the Consultant in the performance of the Services;
(b) any material breach by the Consultant of this Agreement; or
(c) any violation by the Consultant of applicable laws, including anti-corruption, anti-bribery, money laundering, or sanctions laws.

12.2 Indemnification by the Client
The Client shall indemnify, defend, and hold harmless the Consultant, its directors, officers, employees, and agents (each a “Consultant Indemnified Party”) from and against any and all claims, liabilities, damages, losses, costs, and expenses (including reasonable legal fees) arising out of or in connection with:
(a) any information, documents, or materials provided by the Client to the Consultant which are false, misleading, or incomplete in any material respect;
(b) any actions taken by the Consultant at the direction of the Client; or
(c) any regulatory investigations, proceedings, or enforcement actions against the Client (save to the extent caused by the Consultant’s fraud, wilful misconduct, or gross negligence).

12.3 Procedure for Claims
If an indemnified Party intends to seek indemnification under this Clause 12, it shall promptly notify the indemnifying Party of any claim in writing, provided that failure to give such notice shall not relieve the indemnifying Party of its obligations except to the extent it has been materially prejudiced by such failure.

13. LIMITATION OF LIABILITY

13.1 Cap on Liability
Subject to Clause 13.3, the total aggregate liability of the Consultant to the Client, whether in contract, tort (including negligence), breach of statutory duty, or otherwise arising out of or in connection with this Agreement, shall not exceed the amount of the Advisory Fee actually paid to the Consultant under this Agreement.

13.2 Exclusion of Certain Damages
Neither Party shall be liable to the other Party for any indirect, incidental, special, exemplary, or consequential damages (including loss of profits, loss of revenue, loss of business opportunities, or loss of goodwill) arising out of or in connection with this Agreement, whether or not such damages were foreseeable.

13.3 Exceptions
Nothing in this Agreement shall limit or exclude the liability of either Party for:
(a) death or personal injury caused by its negligence;
(b) fraud, wilful misconduct, or gross negligence; or
(c) any other liability which cannot be limited or excluded under applicable law.

13.4 Reliance on Information
The Consultant shall not be liable for any losses suffered by the Client as a result of reliance on information, documents, or instructions provided by the Client or its representatives that are false, misleading, or incomplete in any material respect.

14. GOVERNING LAW AND JURISDICTION

14.1 Governing Law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of the Republic of Singapore.

14.2 Jurisdiction
Subject to Clause 14.3, the Parties irrevocably agree that the courts of Singapore shall have exclusive jurisdiction to settle any dispute, controversy, or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination.

14.3 Enforcement in Other Jurisdictions
The Parties acknowledge that the Client is a public company listed on the Nasdaq Capital Market and may be subject to regulatory proceedings in the United States of America. Nothing in this Clause 14 shall prevent either Party from seeking recognition or enforcement of any judgment or order of the Singapore courts in the United States or any other jurisdiction, or from applying to any competent regulatory authority, including the United States Securities and Exchange Commission or Nasdaq, as may be required by law.

15. NOTICES

15.1 Form of Notices
Any notice, demand, or other communication given or made under or in connection with this Agreement (each a “Notice”) shall be in writing and shall be delivered by hand, sent by pre-paid registered mail, courier, or by email to the relevant Party at its address set out in Clause 15.2 (or such other address as a Party may notify to the other from time to time in accordance with this Clause).

15.2 Addresses for Notices
(a) If to the Client (STAI):
ScanTech AI Systems, Inc.
1735 Enterprise Drive, Buford, Georgia, 30518, USA

Attention:	Chief Executive Officer/Chief Financial Officer
Email:	dfalconer@scantechas.com and jwhite@scantechibs.com

(b) If to the Consultant (FSR Group):
FSR Group Pte. Ltd.
10 ANSON ROAD, #13-09, INTERNATIONAL PLAZA, Singapore 079903

Attention:	Su-Leng Tan Lee
Email:	sam@fsrgrp.com

15.3 Deemed Receipt
A Notice shall be deemed to have been duly given or made:
(a) if delivered by hand, at the time of delivery;
(b) if sent by pre-paid registered mail, on the fifth (5th) Business Day after posting;
(c) if sent by courier, on the date and time of delivery confirmed by the courier service; and
(d) if sent by email, at the time of transmission, provided that no bounce-back or error message is received, and if transmission is outside the hours of 9:00 a.m. to 6:00 p.m. on a Business Day at the recipient’s location, then the Notice shall be deemed received at 9:00 a.m. on the next Business Day.

15.4 Evidence of Service
In proving service of a Notice, it shall be sufficient to prove that delivery was made, that the envelope containing the Notice was properly addressed and posted, or that the email was transmitted to the correct address.

16. MISCELLANEOUS

16.1 Entire Agreement
This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, negotiations, or communications, whether oral or written, relating to the same subject matter.

16.2 Amendments
No amendment or variation of this Agreement shall be effective unless made in writing and signed by duly authorised representatives of both Parties.

16.3 Assignment
Neither Party may assign, transfer, or novate any of its rights or obligations under this Agreement without the prior written consent of the other Party, provided that the Client may assign this Agreement to any successor entity resulting from a merger, consolidation, or corporate reorganisation without the Consultant’s consent.

16.4 Severability
If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, such provision shall be severed and the remainder of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

16.5 Waiver
No failure or delay by either Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power, or remedy.

16.6 Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of a counterpart of this Agreement by email attachment (PDF or similar format) shall be effective as delivery of a manually executed counterpart.

16.7 Third Party Rights
Save as expressly provided in this Agreement, a person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any term of this Agreement.

16.8 Further Assurance
Each Party shall at its own cost execute and do all such further acts, deeds, documents, and things as may be reasonably required to give full effect to this Agreement.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorised representatives as of the date first written above.

For and on behalf of
FSR Group Pte. Ltd.
(a company incorporated in Singapore)

By:	/s/ Su-Leng Tan Lee
Name:	Su-Leng Tan Lee
Title:	Director

For and on behalf of
ScanTech AI Systems, Inc.
(a Delaware corporation)

By:	/s/ Dolan Falconer
Name:	Dolan Falconer
Title:	Chief Executive Officer

Schedule 1 – Scope of Services (Summary)

The Consultant will provide strategic consultancy and advisory services to the Client in the following areas:

1.	Capital Markets Advisory

o	Provide strategic advice on investor positioning and engagement.

o	Advise on potential financing structures, including equity, hybrid, or debt alternatives, subject always to U.S. securities law compliance.

o	Support management and the Board in their consideration of investor approaches and negotiations.

2.	Nasdaq Advisory

o	Advise on communications and interactions with Nasdaq in respect of compliance notices and ongoing obligations.

o	Provide recommendations for governance and structural measures to support continued listing.

3.	SEC Reporting & Compliance

o	Provide commentary and guidance on SEC reporting and public disclosures.

o	Advise on alignment of disclosures with capital markets messaging and regulatory obligations.

Note: The Services are advisory in nature and are not intended to guarantee any particular outcome or result.